As filed with the Securities and Exchange Commission on November 7, 2002
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           JEFFERSON-PILOT CORPORATION
               (Exact name of issuer as specified in its charter)

                    North Carolina                 56-0896180
               (State of Incorporation) (I.R.S. Employer Identification No.)

            100 North Greene Street, Greensboro, North Carolina 27401
                     (Address of principal executive office)

                           JEFFERSON-PILOT CORPORATION
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                               (Full Title of Plan)

    Robert A. Reed, Vice President, Secretary, and Associate General Counsel
            100 North Greene Street, Greensboro, North Carolina 27401
                     (Name and address of agent for service)

              Telephone number of agent for service (336) 691-3375
                         Facsimile number (336) 691-3258
                        e-mail: bob.reed@jpfinancial.com

                         CALCULATION OF REGISTRATION FEE

Title of          Amount to be  Proposed        Proposed        Amount of
Securities to     registered    maximum         maximum         registration fee
be registered                   offering price  aggregate
                                per share       offering price
Jefferson-Pilot
Corporation
common stock,
$1.25 par value   125,000       $38.68          $4,835,000(2)   $444.82
                  shares(1)

(1) Securities registered also include rights which are attached to the shares of common stock, pursuant to the agreement referenced in Exhibit 4.3 hereto.

(2) Pursuant to Rule 457(c) and (h), based on the average of the high and low sales prices per share of the Registrant's common stock reported in the consolidated reporting system for November 1, 2002.


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    Explanatory Note - This Registration Statement is being filed solely to increase the number of shares registered for purposes of the Non-Employee Directors' Stock Option Plan.

    The contents of Registration Statement No. 33-64137 on Form S-8 pertaining to this Plan are incorporated herein by reference.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.  Interests of Named Experts and Counsel.

    The legality of the securities offered hereby has been passed upon by Robert
A. Reed, Esq., Vice President, Secretary and Associate General Counsel of the Registrant, who holds stock options under an existing stock option plan of the Registrant and who participates in employee benefit plans of Registrant.

Item 6.  Indemnification of Directors and Officers.

    The information contained in Item 20 of the Registrant's Form S-4 Registration Statement No. 333-56369 filed on November 24, 1999 is incorporated by reference.

     The Corporation has purchased a Director's and Officer's Liability policy with National Union Fire Insurance Company, a member company of American International Group. Only Side A coverage was purchased. This covers the personal liability of directors and officers of the Corporation and its subsidiaries, but not any liability of our corporate entities. The policy period is September 30, 2002 to September 30, 2003. The limit of liability is $15 million. There is no deductible; this is first dollar coverage.

     The policy will pay any loss of any director or officer arising from a claim (including a securities claim) first made against the director or officer during the policy period for any actual or alleged wrongful act in the capacity of director and officer. But the director or officer would not collect under the policy if the Corporation has covered the loss through indemnity as described in Item 20 referenced above.

     Wrongful act includes any actual or alleged employment practice violation or other actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act by the director or officer in his or her capacity or status. Important exclusions include deliberate criminal or deliberate fraudulent acts or the gaining of any profit or advantage to which the director or officer would not be legally entitled.

Item 8.  Exhibits.

    The exhibits are listed in the Exhibit Index.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, the State of North Carolina, on this 7th day of November 2002.

                                     Jefferson-Pilot Corporation
                                     (Registrant)

                                     /s/ Theresa M. Stone
                                     ------------------------------------------
                                     Theresa M. Stone, Executive Vice President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                  Title                               Date
-------------------------------------------------------------------------------

/s/ David A. Stonecipher   Chairman and Chief                  November 7, 2002
------------------------   Executive Officer
David A. Stonecipher       (Principal Executive Officer)
                           and Director


/s/ Theresa M. Stone       Executive Vice President &          November 7, 2002
------------------------   Chief Financial Officer
Theresa M. Stone           (Principal Financial Officer)


/s/ Reggie D. Adamson      Senior Vice President -             November 7, 2002
------------------------   Financial Services
Reggie D. Adamson          (Principal Accounting Officer)


Edwin B. Borden, William H. Cunningham, Robert G. Greer, George W. Henderson, III, E. S. Melvin, Kenneth C. Mlekush, William Porter Payne, Patrick S. Pittard, and Donald S. Russell, Jr., each as a Director.*

*By his signature set forth below, Robert A. Reed has signed this Registration Statement as attorney for the persons noted above, in the capacities above stated, pursuant to powers of attorney - a form thereof is filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

Date: November 7, 2002
                                     /s/ Robert A. Reed
                                     ------------------------------------------
                                     Robert A. Reed, Attorney-In-Fact


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                                  EXHIBIT INDEX


Exhibit   Description
-------   -----------
Number
------

4.1 Articles of Incorporation and amendments that have been approved by shareholders are incorporated by reference to Form 10-Q for the first quarter 1996

4.2 By-laws as amended May 1, 2000 are incorporated by reference to Form 10-Q for the first quarter 2000

4.3 Amended and Restated Rights Agreement dated November 7, 1994 between Jefferson-Pilot Corporation and Wachovia Bank, N.A. (formerly First Union National Bank), as Rights Agent, was included in Form 8-K for November 7, 1994, and Amendment to Rights Agreement dated February 8, 1999 was included in Form 8-K for February 8, 1999; both are incorporated by reference

5 Opinion of Robert A. Reed, Esq., Vice President, Secretary and Associate General Counsel of the Registrant

23A       Consent of Ernst & Young

23B       Consent of Counsel (included in Exhibit 5)

24 Form of Power of Attorney for certain officers and directors of the Registrant


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November 7, 2002
                                                                       EXHIBIT 5
                                                                       ---------

Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC 27401

Ladies and Gentlemen:

You have requested my opinion as to the legality of any original issue shares of common stock, par value $1.25 per share, of Jefferson-Pilot Corporation (the "Corporation") which may be distributed pursuant to the Corporation's Non-Employee Directors' Stock Option Plan (the "Plan"), which shares of common stock you are seeking to register with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended.

As Vice President, Secretary and Associate General Counsel of the Corporation, I am generally familiar with its legal affairs. In addition, I have examined such documents as I have deemed appropriate for the purpose of this opinion.

In my opinion, if authorized but previously unissued shares of common stock of the Corporation shall be issued and sold or delivered to participants in the Plan pursuant to the provisions thereof, the said shares will be legally issued, fully paid and non-assessable.

I hereby consent to be named, in the registration statement, and amendments thereto, by which the securities to be issued pursuant to the Plan are registered with the Securities and Exchange Commission, and in any prospectus which is part thereof, as counsel for the Corporation who has passed upon the legality of the securities registered thereby. I further consent to the filing of this opinion as an exhibit to the registration statement. I do not concede by these consents that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or by the rules and regulations of the Securities and Exchange Commission under that Act.

Very truly yours,


/s/ Robert A. Reed

Robert A. Reed
Vice President, Secretary and Associate General Counsel



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                                                                     EXHIBIT 23A
                                                                     -----------


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statement (Form S-8 being filed November 7, 2002) and the related Prospectus pertaining to the Jefferson-Pilot Corporation Non-Employee Directors' Stock Option Plan of our report dated February 4, 2002, with respect to the consolidated financial statements and schedules of Jefferson-Pilot Corporation which appears on page 25 of the 2001 Financial Supplement and is incorporated by reference in the Annual Report on Form 10 K for the year ended December 31, 2001.




                                   /s/ Ernst & Young LLP

                                   Ernst & Young LLP


Greensboro, North Carolina
November 7, 2002































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                                                                      EXHIBIT 24
                                                                      ----------

                            FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an officer and/or director of Jefferson-Pilot Corporation, a North Carolina corporation, does hereby constitute and appoint John D. Hopkins, Robert A. Reed, Richard T. Stange, and Andrea H. Fox, and each of them (with full power of substitution to appoint any Senior Officer, Vice President, Secretary or Assistant Secretary of the Company) as his true and lawful attorney and agent, to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or advisable:

(i) to enable the said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the said Securities Act of securities of said corporation offered or sold pursuant to the Non-Employee Directors' Stock Option Plan to its directors ("JP Securities"), including specifically, but without limiting the generality of the foregoing, the power and authority to sign for and on behalf of the undersigned the name of the undersigned as officer and/or director of the said corporation to a registration statement or to any amendment thereto filed with the Securities and Exchange Commission in respect to said JP Securities and to any instrument or document filed as part of, as an exhibit to or in connection with, said registration statement or amendment; and

(ii) to register or qualify said JP Securities for sale under the securities or Blue Sky Laws of all such States as may be necessary or appropriate to permit therein the offering and sale of said JP Securities as contemplated by said registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for and on behalf of the undersigned the name of the undersigned as an officer and/or director of said corporation to any application, statement, petition, prospectus, notice or other instrument or document, or to any amendment thereto, or to any exhibit filed as a part thereto or in connection therewith, which is required to be signed by the undersigned and to be filed with the public authority or authorities administering said securities or Blue Sky Laws for the purpose of so registering or qualifying said JP Securities;

and the undersigned does hereby ratify and confirm as his own act and deed all that said attorney and agent (or the substitute) shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed these presents.


                                   _____________________________(SEAL)

                                   Name:

                                   Date:     ________________________


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